                                                                    EXHIBIT 10.3

                             DISTRIBUTION AGREEMENT

                                     between

                                Pitney Bowes Inc.

                                       and

                        Pitney Bowes Office Systems, Inc.

                           Dated as of _________, 2001

                                TABLE OF CONTENTS
                                 ---------------

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                                                                                 PAGE
                                                                                 ----

ARTICLE 1
     DEFINITIONS

SECTION 1.01.  Definitions..........................................................2

ARTICLE 2
     CONTRIBUTIONS TO OFFICE SYSTEMS
SECTION 2.01.  Contribution of Contributed Subsidiaries.............................7
SECTION 2.02.  Transfers of Certain Assets; Assumption of Certain
     Liabilities....................................................................7
SECTION 2.03.  Agreement Relating to Consents Necessary to Transfer
     Assets.........................................................................7

ARTICLE 3
     THE DISTRIBUTION
SECTION 3.01.  Cooperation Prior to the Distribution................................8
SECTION 3.02.  Pitney Bowes Board Action; Conditions Precedent to the
     Distribution...................................................................9
SECTION 3.03.  The Distribution....................................................10
SECTION 3.04.  Subdivision of Office Systems Common Stock to
     Accomplish the Distribution...................................................10
SECTION 3.05.  Fractional Shares...................................................10

ARTICLE 4
     INDEMNIFICATION
SECTION 4.01.  Office Systems Indemnification of the Pitney Bowes Group............11
SECTION 4.02.  Pitney Bowes Indemnification of Office Systems Group................11
SECTION 4.03.  Insurance; Third Party Obligations; Tax Benefits....................12
SECTION 4.04.  Notice and Payment of Claims........................................12
SECTION 4.05.  Notice and Defense of Third-Party Claims............................13
SECTION 4.06.  Contribution........................................................14
SECTION 4.07.  Non-Exclusivity of Remedies.........................................14

ARTICLE 5
     EMPLOYEE MATTERS AND SERVICES
SECTION 5.01.  Employee Matters Generally..........................................15
SECTION 5.02.  Restriction on Solicitation or Employment of Employees..............15
SECTION 5.03.  Notification of Termination of Employees............................15
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
                                   ARTICLE 6
                             ACCESS TO INFORMATION
SECTION 6.01.  Provision of Corporate Records......................................15
SECTION 6.02.  Access to Information...............................................16
SECTION 6.03.  Litigation Cooperation..............................................16
SECTION 6.04.  Reimbursement.......................................................16
SECTION 6.05.  Retention of Records................................................16
SECTION 6.06.  Confidentiality.....................................................16
SECTION 6.07.  Inapplicability of Article to Tax Matters...........................17

                                   ARTICLE 7
                    CERTAIN OTHER AGREEMENTS AND COVENANTS
SECTION 7.01.  Amounts Payable and Intercompany Accounts...........................17
SECTION 7.02.  Covenants Not to Compete............................................17
SECTION 7.03.  Further Assurances and Consents.....................................19

                                   ARTICLE 8
                                 MISCELLANEOUS
SECTION 8.01.  Notices.............................................................20
SECTION 8.02.  Amendments; No Waivers..............................................21
SECTION 8.03.  Expenses............................................................21
SECTION 8.04.  Insurance Matters...................................................21
SECTION 8.05.  Successors and Assigns..............................................21
SECTION 8.06.  Governing Law.......................................................22
SECTION 8.07.  Counterparts; Effectiveness.........................................22
SECTION 8.08.  Entire Agreement....................................................22
SECTION 8.09.  Tax Separation Agreement............................................22
SECTION 8.10.  Jurisdiction........................................................22
SECTION 8.11.  Existing Arrangements...............................................23
SECTION 8.12.  Termination Prior to the Distribution...............................23
SECTION 8.13.  Termination After the Distribution..................................23
SECTION 8.14.  Severability........................................................24
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                                      ii

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
SECTION 8.15.  Survival............................................................24
SECTION 8.16.  Captions............................................................24
SECTION 8.17.  Specific Performance................................................24

Schedule 2.01       --       Contributed Subsidiaries
Schedule 4.04       --       Non-Income Tax Claims
Schedule 5.01       --       Employee Matters

                                   EXHIBITS
Exhibit A                    Tax Separation Agreement
Exhibit B                    Transition Services Agreement
Exhibit C                    Intellectual Property Agreement
Exhibit D                    Pitney Bowes Management Services Reseller Agreement
Exhibit E                    Pitney Bowes of Canada Ltd. Reseller Agreement
Exhibit F                    Vendor Financing Agreement
Exhibit G-1                  Form of Assignment and Novation Agreements
Exhibit G-2                  Form of Sublease Agreements
Exhibit G-3                  Form of Sublease and License Agreements

                             DISTRIBUTION AGREEMENT

               DISTRIBUTION AGREEMENT dated as of _________________, 2001 (the "Agreement") between Pitney Bowes Inc., a Delaware corporation ("Pitney Bowes"), and Pitney Bowes Office Systems, Inc., a Delaware corporation ("Office Systems").



W I T N E S S E T H:
-------------------

               WHEREAS, Pitney Bowes, acting through the Office Systems Group (as defined herein), currently conducts a number of businesses, including providing document imaging solutions through copiers, facsimile machines, multi-functional products and other related products.

               WHEREAS, Pitney Bowes has determined to transfer certain assets to Office Systems and cause Office Systems to assume certain Liabilities (as defined herein) of Pitney Bowes;

               WHEREAS, the Board of Directors of Pitney Bowes has authorized the distribution to the holders of the issued and outstanding shares of common stock, par value $.01 per share, of Pitney Bowes (together with the associated preferred share purchase rights, the "Pitney Bowes Common Stock") as of the record date of 100% of the issued and outstanding shares of common stock, par value $.01 per share, of Office Systems (together with the associated preferred share purchase rights, the "Office Systems Common Stock"), on the basis of 0.08 shares of Office Systems Common Stock for each one share of Pitney Bowes Common Stock (the "Distribution"); and

               WHEREAS, the parties hereto have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the Distribution.

               NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

               SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

               "Action" means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before or any Governmental Authority or any arbitration or mediation tribunal.

               "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; provided, however, that for purposes of this Agreement, any Person who was a member of both Groups prior to the Distribution shall be deemed to be an Affiliate only of the Group of which such Person is a member following the Distribution. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Any contrary provision of this Agreement notwithstanding, neither Pitney Bowes nor any of its Subsidiaries shall be deemed to be an Affiliate of Office Systems.

               "Agreement" has the meaning set forth in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

               "Ancillary Agreement" means each of the Tax Separation Agreement, the Transition Services Agreement, the Intellectual Property Agreement, the Reseller Agreements, the Vendor Financing Agreement, the Assignment and Novation Agreements, the Sublease Agreements, the Sublease and License Agreements and the Credit Agreement.

               "Assignment and Novation Agreements" means the Assignment and Novation Agreements entered or to be entered into among Pitney Bowes, Office Systems and the several landlords party thereto in connection with the Distribution.

               "Canada Reseller Agreement" means the Reseller Agreement dated as of the date hereof between Pitney Bowes of Canada Ltd. and Office Systems.

               "Commission" means the Securities and Exchange Commission.

               "Credit Agreement" means the Credit Agreement dated
                                                                   ------
between Office Systems and Merrill Lynch.

               "Distribution" has the meaning set forth in the recitals to this Agreement.

               "Distribution Agent" means EquiServe Trust Company, N.A.

               "Distribution Date" means the day as of which the Distribution shall be effected.

               "Distribution Documents" means all of the agreements and other documents entered into in connection with the Distribution as contemplated hereby, including, without limitation, this Agreement and the Ancillary Agreements.

               "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, permits, licenses and governmental restrictions, whether now or hereafter in effect, relating to the environment, the effect of the environment on human health or to emissions, discharges, releases, manufacturing, storage, processing, distribution, use, treatment, disposal, transportation or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               "Finally Determined" means, with respect to any Action or other matter, that the outcome or resolution of such Action or matter has been judicially determined by judgment or order not subject to further appeal or discretionary review.

               "Form 10" means the registration statement on Form 10 initially filed by Office Systems with the Commission on April 18, 2001 to effect the registration of Office Systems Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

               "Group" means, as the context requires, the Office Systems Group or the Pitney Bowes Group.

               "Income Taxes" has the meaning set forth in the Tax Separation Agreement.

               "Indemnified Party" has the meaning set forth in Section 4.04.

               "Indemnifying Party" has the meaning set forth in Section 4.04.

               "Information Statement" means the Final Information Statement to be sent to each holder of Pitney Bowes Common Stock in connection with the Distribution.

               "Intellectual Property Agreement" means the Intellectual Property Agreement dated as of the date hereof between Pitney Bowes and Office Systems.

               "IRS" means the Internal Revenue Service.

               "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any law, rule, regulation, any action, order, injunction or consent decree of any governmental agency or entity, or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

               "Losses" means, with respect to any Person, any and all damage, loss, liability and expense incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any and all Actions or threatened Actions).

               "Management Services Reseller Agreement" means the Reseller Agreement dated as of the date hereof between Pitney Bowes Management Services and Office Systems.

               "Non-Income Taxes" has the meaning set forth in the Tax Separation Agreement.

               "NYSE" has the meaning set forth in Section 3.01.

               "Office Systems" has the meaning set forth in the preamble.

               "Office Systems Balance Sheet" means the most recent balance sheet of Office Systems as reflected in the final Information Statement of Office Systems.

               "Office Systems Business" means the business of Office Systems and its Subsidiaries as conducted by the office systems division of Pitney Bowes (except for the facsimile business conducted by Pitney Bowes of Canada Ltd.) as of the date hereof, including document imaging solutions and related products and maintenance.

               "Office Systems Common Stock" has the meaning set forth in the recitals to this Agreement.

               "Office Systems Group" means Office Systems and its Subsidiaries as of and after the Distribution Date (including all predecessors to such Persons).

               "Office Systems Liabilities" means all (i) Liabilities of the Office Systems Group under this Agreement, (ii) except for the liabilities accrued as of the Distribution Date to the accounts reflected on Schedule 2.02 and as otherwise specifically provided herein or in any Ancillary Agreement, other Liabilities, whether arising before, on or after the Distribution Date, of or relating to the Office Systems Group or arising from or in connection with the conduct of the Office Systems Business or the ownership or use of assets in connection therewith, including without limitation any Liabilities for Non-Income Taxes and any Liabilities arising under or relating to Environmental Laws, and (iii) Liabilities of the Office Systems Group set forth in Schedule
5.01 hereto. Notwithstanding the foregoing, "Office Systems Liabilities" shall exclude: (x) any Liabilities for Income Taxes (since such Liabilities shall be governed by the Tax Separation Agreement), (y) any Liabilities specifically retained or assumed by Pitney Bowes pursuant to this Agreement.

               "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

               "Pitney Bowes" has the meaning set forth in the preamble.

               "Pitney Bowes Common Stock" has the meaning set forth in the recitals to this Agreement.

               "Pitney Bowes Group" means Pitney Bowes and its Subsidiaries (other than any Subsidiary or member of, or other entity in, the Office Systems Group).

               "Pitney Bowes Liabilities" means all Liabilities of the Pitney Bowes Group under this Agreement, including the liabilities accrued as of the Distribution Date to the accounts reflected on Schedule 2.02, except as otherwise specifically provided herein or in any Ancillary Agreements, other Liabilities, whether arising before, on or after the Distribution Date, of or relating to the Pitney Bowes Group or arising from or in connection with the conduct of the businesses of the Pitney Bowes Group (other than the Office Systems Business) or the ownership or use of assets in connection therewith, including without limitation any Liabilities arising under or relating to Environmental Laws. Notwithstanding the foregoing, "Pitney Bowes Liabilities" shall exclude (x) any Liabilities for Income Taxes (since such Liabilities shall be governed by the Tax Separation Agreement) and (y) any Liabilities specifically retained or assumed by Office Systems pursuant to this Agreement.

               "Record Date" means the date determined by Pitney Bowes' Board of Directors (or determined by a committee of such Board of Directors pursuant to authority delegated to such committee by Pitney Bowes' Board of Directors) as the record date for determining the holders of Pitney Bowes Common Stock entitled to receive the Distribution.

               "Restated Office Systems Charter" has the meaning set forth in
Section 3.02.

               "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               "Sublease Agreements" means each of the Sublease Agreements entered or to be entered into between Pitney Bowes and Office Systems.

               "Sublease and License Agreements" means each of the Sublease Agreements entered or to be entered into between Pitney Bowes and Office Systems.

               "Subsidiary" means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

               "Tax" means Income Taxes and Non-Income Taxes, each as defined in the Tax Separation Agreement.

               "Tax Separation Agreement" means the Tax Separation Agreement dated as of the date hereof between Pitney Bowes and Office Systems.

               "Third-Party Claim" has the meaning set forth in Section 4.05.

               "Transfer" has the meaning set forth in Section 2.02.

               "Transition Services Agreement" means the Transition Services Agreement dated as of the date hereof between Pitney Bowes and Office Systems.

               "Vendor Financing Agreement" means the Vendor Financing Agreement dated as of the date hereof between Pitney Bowes Credit Corporation and Office Systems.



                                    ARTICLE 2
                         CONTRIBUTIONS TO OFFICE SYSTEMS

               SECTION 2.01. Contribution of Contributed Subsidiaries. Prior to the Distribution Date, Pitney Bowes shall contribute or transfer to Office Systems or to one or more wholly owned Subsidiaries of Office Systems, as specified by Office Systems, all the outstanding shares of capital stock of, or other ownership interests in, each of the subsidiaries set forth in Schedule
2.01 hereto.

               SECTION 2.02. Transfers of Certain Assets; Assumption of Certain Liabilities. (a) Prior to the Distribution Date, subject to receipt of any necessary consents or approvals of third parties or of Governmental Authorities and subject to Section 7.03, Pitney Bowes shall, or shall cause the relevant member of the Pitney Bowes Group to, assign, contribute, convey, transfer and deliver ("Transfer") to Office Systems or to one or more wholly-owned Subsidiaries of Office Systems, as specified by Office Systems, all of the right, title and interest of Pitney Bowes or such member of the Pitney Bowes Group in and to all assets held by any member of the Pitney Bowes Group that relate solely to the Office Systems Business (and not to the businesses of the Pitney Bowes Group including, without limitation, all assets reflected in the Office Systems Balance Sheet, subject to transactions in the ordinary course) and Office Systems shall assume and take transfer of all Office Systems Liabilities.

               SECTION 2.03. Agreement Relating to Consents Necessary to Transfer Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the necessary consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Office Systems, or any member of the Office Systems Group, or Pitney Bowes, or any member of the Pitney Bowes Group, thereunder. Office Systems and Pitney Bowes will, subject to Section 7.03, use, and cause the relevant members of the Office Systems Group or the Pitney Bowes Group, respectively, to use, their reasonable efforts to obtain the consent of any third party or any Governmental Authority, if any, required in connection with the transfer or assignment pursuant to Section 2.02 of any such asset or any claim or right or any benefit arising thereunder. Until such required consent is obtained, or if such consent cannot be obtained, or an attempted assignment thereof would be ineffective or would adversely affect the rights of the transferor thereunder so that the intended transferee would not in fact receive all such rights, Office Systems and Pitney Bowes will cooperate in a mutually agreeable arrangement under which the intended transferee would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including (but not limited to) sub-contracting, sub-licensing or sub-leasing to such transferee, or under which the transferor would enforce for the benefit of the transferee and (except as otherwise provided herein or in any Ancillary Agreement) at the transferee's expense any and all rights of the transferor against, with the transferee assuming the transferor's obligations to, each third party thereto. In the case of any Transfer involving a third party consent, the transferor shall not agree to any terms of transfer (without prior written consent of the transferee) which have the effect of materially altering the rights or benefits arising under any of the particular assets subject to the Transfer.


                                    ARTICLE 3
                                THE DISTRIBUTION

               SECTION 3.01. Cooperation Prior to the Distribution. (a) Pitney Bowes and Office Systems shall prepare, and Office Systems shall file with the Commission, the Form 10, which shall include the Information Statement, and which shall set forth appropriate disclosure concerning Office Systems and the Distribution. Pitney Bowes and Office Systems shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable. After the Form 10 has become effective, Pitney Bowes shall mail the Information Statement to the holders of Pitney Bowes Common Stock as of the Record Date.

                  (b) Pitney Bowes and Office Systems shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by this Agreement and the Ancillary Agreements.

                  (c) Pitney Bowes and Office Systems shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States and shall take reasonable efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

               (d) Office Systems shall prepare, file and pursue an application to permit listing of the Office Systems Common Stock on the New York Stock Exchange, Inc. ("NYSE").

               SECTION 3.02. Pitney Bowes Board Action; Conditions Precedent to the Distribution. Pitney Bowes' Board of Directors shall, in its discretion, establish (or delegate authority to establish) the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been waived by Pitney Bowes or shall have been satisfied:

                    (i) the Form 10 shall have become effective under the
               Exchange Act;

                    (ii) the Office Systems Common Stock to be delivered in the
               Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

                    (iii) the Board of Directors of Pitney Bowes shall be
               satisfied that the Distribution will be made out of surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware;

                    (iv) Pitney Bowes' Board of Directors shall have approved
               the Distribution and shall not have abandoned, deferred or modified the Distribution at any time prior to the Record Date;

                    (v) the contributions referred to in Section 2.01 of this
               Agreement shall have been effected and the parties hereto shall have complied with Section 2.02 of this Agreement;

                    (vi) Office Systems' Board of Directors, as named in the
               Information Statement, shall have been elected by Pitney Bowes, as sole stockholder of Office Systems, and Office Systems' certificate of incorporation (the "Restated Office Systems Charter") and bylaws, in substantially the forms filed as exhibits to the Form 10, shall be in effect;

                    (vii) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto; and

                    (viii) Pitney Bowes shall have received a favorable ruling from the Internal Revenue Service or a legal opinion from Pitney Bowes' counsel, Davis Polk & Wardwell, or another nationally recognized law firm, stating that the Distribution qualifies as tax-free to Pitney Bowes and its stockholders for United States federal income tax purposes.

               SECTION 3.03. The Distribution. Subject to the terms and conditions set forth in this Agreement, (i) prior to the Distribution Date, Pitney Bowes shall deliver to the Distribution Agent for the benefit of holders of record of Pitney Bowes Common Stock on the Record Date, a stock certificate or certificates, endorsed by Pitney Bowes in blank, representing 100% of the outstanding shares of Office Systems Common Stock, (ii) the Distribution shall be effective on the Distribution Date and (iii) Pitney Bowes shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of Pitney Bowes Common Stock as of the Record Date 0.08 shares of Office Systems Common Stock for each one share of Pitney Bowes Common Stock so held. Office Systems agrees to provide all certificates for shares of Office Systems Common Stock that Pitney Bowes shall require (after giving effect to Sections 3.04 and 3.05) in order to effect the Distribution.

               SECTION 3.04. Subdivision of Office Systems Common Stock to Accomplish the Distribution. Effective upon the filing of the Restated Office Systems Charter with the Secretary of State of the State of Delaware, each share of Office Systems Common Stock then issued and outstanding shall, without any action on the part of the holder thereof, be subdivided and converted into that number of fully paid and non-assessable shares of Office Systems Common Stock issued and outstanding equal to the number of shares of Pitney Bowes Common Stock outstanding on the Record Date times 0.08 divided by the number of shares of Office Systems Common Stock outstanding immediately prior to such filing.

               SECTION 3.05. Fractional Shares. No certificates representing fractional shares of Office Systems Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine the number of whole shares and fractional shares of Office Systems Common Stock allocable to each holder of Pitney Bowes Common Stock as of the Record Date. Upon the determination by the Distribution Agent of such number of fractional shares, as soon as practicable after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall sell such fractional shares for cash on the open market and shall disburse to each holder entitled thereto the appropriate portion of the resulting cash proceeds (calculated by multiplying the average gross selling price per share times the number of fractional shares allocable to such holder). Pitney Bowes shall bear the cost of all commissions incurred in connection with the sale of fractional shares pursuant to this
Section 3.05.

                                    ARTICLE 4
                                 INDEMNIFICATION

                  SECTION 4.01. Office Systems Indemnification of the Pitney Bowes Group. (a) Subject to Section 4.03, on and after the Distribution Date, Office Systems shall indemnify, defend and hold harmless the Pitney Bowes Group and the respective directors, officers and Affiliates of each Person in the Pitney Bowes Group (the "Pitney Bowes Indemnitees") from and against any and all Losses incurred or suffered by any of the Pitney Bowes Indemnitees arising out of, or due to the failure of any Person in the Office Systems Group to pay, perform or otherwise discharge, any of the Office Systems Liabilities.

                  (b) Subject to Section 4.03, on and after the Distribution Date, Office Systems shall indemnify, defend and hold harmless each of the Pitney Bowes Indemnitees from and against the failure of Office Systems to reimburse Pitney Bowes for the employee benefit related costs, expenses and fees as set forth in Schedule 5.01 hereof.

                  (c) Subject to Section 4.03, Office Systems shall indemnify, defend and hold harmless each of the Pitney Bowes Indemnitees and each Person, if any, who controls any Pitney Bowes Indemnitee within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if Office Systems shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission arising out of information furnished to Office Systems in writing by Pitney Bowes expressly for use therein.

               SECTION 4.02. Pitney Bowes Indemnification of Office Systems Group. (a) Subject to Section 4.03, on and after the Distribution Date, Pitney Bowes shall indemnify, defend and hold harmless the Office Systems Group and the respective directors, officers and Affiliates of each Person in the Office Systems Group (the "Office Systems Indemnitees") from and against any and all Losses incurred or suffered by any of the Office Systems Indemnitees and arising out of, or due to the failure of any Person in the Pitney Bowes Group to pay, perform or otherwise discharge, any of the Pitney Bowes Liabilities.

                  (b) Subject to Section 4.03, Pitney Bowes shall indemnify, defend and hold harmless each of the Office Systems Indemnitees and each Person, if any, who controls any Office Systems Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if Office Systems shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission arising out of information furnished to Office Systems in writing by Pitney Bowes expressly for use therein.

               SECTION 4.03. Insurance; Third Party Obligations; Tax Benefits. Any indemnification pursuant to Sections 4.01 or 4.02 shall be paid net of the amount of any insurance or other amounts that would be payable by any third party to the Indemnified Party (as defined below) in the absence of this Agreement (irrespective of time of receipt of such insurance or other amounts) and net of any tax benefit to the Indemnified Party attributable to the relevant payment or Liability. Such indemnification shall be increased to reflect any tax liability of the indemnified party so that the indemnified party receives 100% of the after-tax amount of any payment or liability. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

               SECTION 4.04. Notice and Payment of Claims. If any Pitney Bowes Indemnitee or Office Systems Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by any party (the "Indemnifying Party") under Article 4 (other than in connection with any Action subject to
Section 4.05), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. The methodology for determining claims for indemnification related to sales, use and personal property taxes is set forth on Schedule 4.04 hereto. Within 30 days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such indemnity claim and setting forth the grounds therefor within such 30-day period, the Indemnified Party shall give the Indemnifying Party an additional notice of its claims for indemnification and if the Indemnifying Party does not give the Indemnified Party written notice objecting to such claims within 10 days after receipt of such additional notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount. In the event of such a timely objection by the Indemnifying Party, the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of such indemnity claim shall be paid by the Indemnifying Party to the Indemnified Party in cash within 15 days after such indemnity claim has been so Finally Determined. Notice and payment of all Non-Income Tax Claims shall be in accordance with the provisions of this Agreement and with a copy of the notice to:

               Pitney Bowes Office Systems, Inc.
               100 Oakview Drive
               Trumbull, CT  06611
               Telecopy: (203) 365-2349
               Attention: Vice President-Tax

               SECTION 4.05. Notice and Defense of Third-Party Claims. Promptly following the earlier of (i) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this
Section 4.05 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 15 days after receipt of such notice, the Indemnifying Party may (i) by giving written notice thereof to the Indemnified Party, acknowledge liability for such indemnification claim and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense (except as provided for in Schedule 4.04) or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 4.05; provided that if the Indemnifying Party does not within such 15-day period give the Indemnified Party written notice objecting to such indemnification claim and setting forth the grounds therefor, the Indemnified Party shall give the Indemnifying Party an additional notice of its claims for indemnification and if the Indemnifying Party does not give the Indemnified Party written notice objecting to such claims within 10 days after receipt of such additional notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim. If the Indemnifying Party has elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third Party Claim without the prior written consent of the Indemnified Party so long as such settlement includes an unconditional release of the Indemnified Party from all claims that are the subject of such Third Party Claim, provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification hereunder, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder within 15 days after such Third Party Claim has been Finally Determined, in the case of an indemnity claim as to which the Indemnifying Party has acknowledged liability or, in the case of any indemnity claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection to liability hereunder has been Finally Determined.

               SECTION 4.06. Contribution. If for any reason the indemnification provided for in Section 4.01 or 4.02 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect all relevant equitable considerations.

               SECTION 4.07. Non-Exclusivity of Remedies. The remedies provided for in this Article 4 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

                                    ARTICLE 5
                          EMPLOYEE MATTERS AND SERVICES

               SECTION 5.01. Employee Matters Generally. With respect to employee matters and employee benefits arrangements, the parties hereto agree as set forth in Schedule 5.01.

               SECTION 5.02. Restriction on Solicitation or Employment of Employees. For a period of two years following the Distribution Date, each of the Pitney Bowes Group and the Office Systems Group agrees that (without the prior written consent of the other) it will not, directly or indirectly, (i) solicit or otherwise attempt to induce or influence any employee of the other Group to terminate employment with his or her then-current employer or (ii) employ any employee of the other Group.

               Notwithstanding the foregoing, if an employee of either Group is terminated or terminates employment within such two year period, the terminated employee may be hired by the other Group at any time after 180 days following such employee's termination; provided that the Group hiring such employee has not violated the provisions of the immediately preceding paragraph with respect to such employee.

               SECTION 5.03. Notification of Termination of Employees. Office Systems shall notify Pitney Bowes in writing within seven business days of the date of termination of employment of any Transferred Employee (as defined in Section 2 of Schedule 5.01 hereof) from the Office System Group or a related company.

                                    ARTICLE 6
                              ACCESS TO INFORMATION

               SECTION 6.01. Provision of Corporate Records. Immediately prior to or as soon as practicable following the Distribution Date, each Group shall provide to the other Group all documents, contracts, books, records and data (including but not limited to minute books, stock registers, stock certificates and documents of title) in its possession relating to such other Group or such other Group's business and affairs; provided that if any such documents, contracts, books, records or data relate to both Groups or the business and operations of both Groups, each such Group shall provide to the other Group true and complete copies of such documents, contracts, books, records or data. Data stored in electronic form shall be provided in the format in which it existed at the Distribution Date and, if requested, in hard copy (at the expense of the requesting party), except as otherwise specifically set forth in this Agreement or any Ancillary Agreement.

               SECTION 6.02. Access to Information. From and after the Distribution Date, each Group shall, for a reasonable period of time, afford promptly to the other Group and its accountants, counsel and other designated representatives reasonable access during normal business hours to all documents, contracts, books, records, computer data and other data in such Group's possession relating to such other Group or the business and affairs of such other Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by such other Group, including, without limitation, for audit, accounting, litigation, regulatory compliance and disclosure and reporting purposes.

               SECTION 6.03. Litigation Cooperation. Each Group shall use reasonable efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action arising out of either Group's business and operations prior to the Distribution Date in which the requesting party may from time to time be involved.

               SECTION 6.04. Reimbursement. Each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 6.01, 6.02 or 6.03 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information, witnesses or cooperation.

               SECTION 6.05. Retention of Records. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its respective Group to, retain all information relating to the other Group's business and operations in accordance with the past practice of such party. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal, and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

               SECTION 6.06. Confidentiality. Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors

("Representatives") to hold in strict confidence all information (other than any such information relating solely to the business or affairs of such party) concerning the other party unless (i) such party is compelled to disclose such information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or (ii) such information can be shown to have been (A) in the public domain through no fault of such party or (B) lawfully acquired after the Distribution Date on a non-confidential basis from other sources. Notwithstanding the foregoing, such party may disclose such information to its Representatives so long as such Persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially. If such party or any of its Representatives becomes legally compelled to disclose any documents or information subject to this Section, such party will promptly notify the other party so that the other party may seek a protective order or other remedy or waive such party's compliance with this Section. If no such protective order or other remedy is obtained or waiver granted, such party will furnish only that portion of the information which it is advised by counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Such party agrees to be responsible for any breach of this Section by it and its Representatives.

               SECTION 6.07. Inapplicability of Article 6 to Tax Matters. Notwithstanding anything to the contrary in Article 6, Article 6 shall not apply with respect to information, records and other matters relating to Taxes, all of which shall be governed by the Tax Separation Agreement.



                                    ARTICLE 7
                     CERTAIN OTHER AGREEMENTS AND COVENANTS

               SECTION 7.01. Amounts Payable and Intercompany Accounts. (a) On the Distribution Date, Office Systems shall pay to Pitney Bowes an amount equal to the sum of (i) $161,000,000 plus (ii) the aggregate amount of any additional funds advanced to the Office Systems Business by the Pitney Bowes Group between August 1, 2001 and the Distribution Date. The amount of such payment which exceeds the net intercompany balance payable from Office Systems to Pitney Bowes shall be paid as a dividend.

                  (b) All intercompany receivable, payable and loan balances in existence as of the Distribution Date between the Pitney Bowes Group and Office Systems Group will be settled by payment of the amount set forth in Section 7.01(a).

               SECTION 7.02. Covenants Not to Compete. (a) In consideration of the promises and representations of Pitney Bowes under this Agreement, Office Systems covenants and agrees that, for a period of two years following the Distribution Date, neither Office Systems nor any member of the Office Systems Group nor any of their respective successors or assigns will, directly or indirectly, engage in, or have any interest (including, as agent, partner, consultant or shareholder) in any other person, firm, corporation or other entity engaged in, any business activities, in the United States, the United Kingdom, Canada and Europe, competitive with or similar or related to the business or products (current and future) of the Pitney Bowes Group, as reflected in Pitney Bowes' most recent strategic plan dated March 2001 (the "March 2001 Strategic Plan") which includes the facilities management business, as more fully described in paragraph (b) below.

                  (b) The parties hereby agree that Pitney Bowes is engaged in the facilities management business. The parties further agree that the facilities management business consists of on site, off site, near site and multiple client location facilities management and outsourcing services aimed at providing total Integrated Mail and Document Management, and Document Resource Planning solutions defined as the delegation to a supplier of the creation, production, mailing or electronic transmission, or fulfillment of any type of printed or electronic document. Included in this is mail center operations, mail delivery, literature fulfillment and supplies management, shipping and receiving, network fax, on-line image retrieval, central reprographics, color copy, convenience copy/fleet management including asset management, microfilming, color print, print-on-demand, network print, computer output to microfilm (COM), CD output and electronic scanning and indexing. The facilities management vendor may assign specific business functions to either a business specializing in those functions or one that offers the service as a complement to other offerings. The facilities management vendor may acquire a customer's distributed network printers, copiers and operating personnel and could be responsible for all maintenance, network support services, equipment upgrades, staff training, and other activities. Notwithstanding the provisions of paragraph (a) above, the parties acknowledge that (x) Office Systems may, within the facilities management business, engage in the business of selling, maintenance of and placing copier, facsimile and multi-functional products that fax, copy, print and scan and related sales of software and supplies, even if this business competes with Pitney Bowes' business; provided that (i) such competing business is the only activity of Office Systems within the facilities management business and (ii) that such business is operated in a manner and on a scale substantially consistent with past practice and the business of Office Systems as of the Distribution Date, (y) Office Systems may engage in such competing business to the extent required so that Office Systems may fulfill its obligations under its existing contracts as of the Distribution Date and (z) to the extent that Office Systems notifies Pitney Bowes of its desire to enter into a business, pursuant to a specific contract or customer requirement, not otherwise permitted to be engaged in by Office Systems pursuant to Section 7.02 (a) or (b), Pitney Bowes may consent to Office Systems' engaging in such competing business; provided that such consent shall not be unreasonably withheld if but only if such competing business is limited to such specific contract or customer requirement and is determined by Pitney Bowes to be outside the scale and scope of its facilities management business. In such case, Pitney Bowes will use reasonable efforts to respond to Office Systems' request in a timely manner.

                  (c) In consideration of the promises and representations of Office Systems under this Agreement, Pitney Bowes covenants and agrees that, for a period of two years following the Distribution Date, neither Pitney Bowes nor any member of the Pitney Bowes Group nor any of their respective successors or assigns will, directly or indirectly, engage in, or have any interest (including, as agent, partner, consultant or shareholder) in any other person, firm, corporation or other entity engaged in, any business activities, in the United States, the United Kingdom or Europe (except the marketing and maintenance of copiers in the United Kingdom in a manner and on a scale substantially consistent with past practice), competitive with the business or current products of the Office Systems Group as of the Distribution Date.

                  (d) Notwithstanding the preceding paragraphs, if either party acquires a firm, corporation or other entity (the "Acquired Business") after the Distribution Date, that party may operate the Acquired Business in a manner substantially consistent with past practice, even if a portion of the Acquired Business is in competition with the other party's business; provided that the competing portion of the Acquired Business is incidental to the Acquired Business, taken as a whole.

                  (e) If Pitney Bowes at any time asserts that Office Systems is in violation of the non-compete clause set forth in Section 7.02 of this Agreement, based on Office Systems engagement in business activities which Pitney Bowes believes to be competitive with or similar or related to business or products reflected in the March 2001 Strategic Plan, Office Systems shall be entitled to an audit of the March 2001 Strategic Plan by a nationally-recognized auditing firm. The scope of any such audit shall be limited to a determination of Pitney Bowes' plans to enter into any such business or offer any products that it asserts Office Systems has entered into or offered in violation of
Section 7.02. All costs of any such audit shall be borne by the party against whom the dispute is resolved.


               SECTION 7.03. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents or approvals are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party, its Group or its Group's business.


                                    ARTICLE 8
                                  MISCELLANEOUS


     SECTION 8.01. Notices. All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and, except as noted, shall be deemed given when received addressed as follows:


If to Pitney Bowes, to:


        Pitney Bowes Inc.
        1 Elmcroft Road
        Stamford, CT 06926-0700
        Telecopy: (203) 351-7691
        Attention: Amy C. Corn
        Title: Vice President and Corporate Secretary


With a copy to:


        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York  10017
        Telecopy: (212) 450-4800
        Attention: Sarah J. Beshar

If to Office Systems, to:

        Pitney Bowes Office Systems, Inc.
        100 Oakview Drive
        Trumbull, CT  06611
        Telecopy: (203) [   -       ]
        Attention: Chief Executive Officer

With a copy to:


        Pitney Bowes Office Systems, Inc.
        100 Oakview Drive
        Trumbull, CT  06611
        Telecopy: (203) 365-2353
        Attention: General Counsel


Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

               SECTION 8.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Pitney Bowes and Office Systems, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               SECTION 8.03. Expenses. Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred by the Pitney Bowes Group in connection with the Distribution and related transactions shall be paid by Pitney Bowes, and all costs and expenses incurred by the Office Systems Group in connection with the Distribution and related transactions shall be paid by Office Systems. Without limiting the foregoing, the parties agree that Office Systems shall be responsible for and pay the fees, expenses and other amounts payable to the lenders under Office Systems' credit facilities and all other fees and expenses incurred in connection therewith.

               SECTION 8.04. Insurance Matters. (a) From and after the date of this Agreement, Pitney Bowes shall not take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of the insurance in effect on the date of this Agreement, listed on Schedule
8.04 hereto, including renewals thereof and applicable predecessor policies, that covers all or any part of the assets, liabilities, business or employees of the Office Systems Group with respect to events occurring prior to the Distribution Date ("Applicable Insurance"), it being understood that in no event shall Pitney Bowes be obligated to pay premiums with respect to periods after the Distribution Date in respect of Applicable Insurance.

         (b) Office Systems shall, with respect to any event pursuant to which coverage may be available under Applicable Insurance (without regard to whether any deductible or coverage limits would apply), provide prompt notice (which notice shall, in any event, provide sufficient time for Pitney Bowes to provide any required notices, make any required filings or otherwise obtain the benefit of such Applicable Insurance) to Pitney Bowes of all applicable facts and circumstances relating to such event.

         (c) (i) With respect to claims under Applicable Insurance, Pitney Bowes will assist Office Systems in the processing of any such claims as to which notice has been timely submitted by Office Systems to Pitney Bowes, it being understood that Office Systems shall be liable for any and all costs, expenses, damages and liabilities associated with such claims to the extent not covered by Applicable Insurance, including deductibles payable as further described in this Section 8.04(c).

     (ii) With respect to Applicable Insurance where the relevant deductible has not been included in the accrual (referred to as "accrued insurance" on Schedule 2.02 hereof) established by Pitney Bowes for such purpose, Office Systems shall be liable for all of its costs and expenses in connection with such claims, and Pitney Bowes will remit to Office Systems any insurance proceeds paid through the Applicable Insurance policies subject to, and subsequent to, satisfaction of the condition that applicable deductible(s) have been satisfied by Office Systems consistent with the terms of the Applicable Insurance policy.

     (iii) With respect to Applicable Insurance where a deductible is not payable either pursuant to the terms of the Applicable Insurance policy or because the deductible is satisfied through accruals (referred to as "accrued insurance" on Schedule 2.02 hereof), as reflected on Schedule 8.04 hereto, established by Pitney Bowes for such purpose, Office Systems shall not bear the liability of an insurance deductible.

     (iv) With respect to all claims under any Applicable Insurance, in matters where legal counsel is retained, Office Systems shall be required to use counsel selected by Pitney Bowes and Pitney Bowes shall have the right to control any such litigation, to the extent covered by Applicable Insurance and, provided, however that Pitney Bowes shall not settle such litigation without the prior consent of Office Systems which consent shall not be unreasonably withheld, although Office Systems shall be liable for all of its costs and expenses in connection with such claims (including the fees and expenses in connection with such claims to the extent not covered by Applicable Insurance (including the fees and expenses of such counsel)), provided that Office Systems shall have the right to reject such counsel, subject to the approval of Pitney Bowes, such approval not to be unreasonably withheld.

       (d) The parties agree that, to the extent that the Applicable Insurance applies directly or indirectly to any assets, liabilities, business or employees of the Office Systems Group, such Applicable Insurance shall be limited to insured events occurring prior to the Distribution Date. It is further understood that such Applicable Insurance shall also be for the benefit of Pitney Bowes Group to the extent directly or indirectly applicable to any assets, liabilities, business or employees of Pitney Bowes Group. In no event shall Pitney Bowes be liable to Office Systems for any amounts in excess of moneys received by Pitney Bowes in respect of Applicable Insurance.

       (e)  All notices to be delivered to Pitney Bowes pursuant to this Section
8.04 shall be delivered to Deborah Fasoli, Risk Manager, Pitney Bowes Inc., 1 Elmcroft Road, Stamford, CT 06926-0700, Telecopy: 203-351-6878, with a copy to:
Amy C. Corn, Vice President and Corporate Secretary, Pitney Bowes Inc., 1 Elmcroft Road, Stamford, CT 06926-0700, Telecopy: 203-351-7691.

               SECTION 8.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. If any party or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Distribution Documents.

               SECTION 8.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of laws rules thereof.

               SECTION 8.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

               SECTION 8.08. Entire Agreement. This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Distribution Document, the provisions of such other Distribution Document shall prevail.

               SECTION 8.09. Tax Separation Agreement. Except as otherwise provided herein and not inconsistent with the Tax Separation Agreement, this Agreement shall not govern any Income Tax, and any and all Liabilities relating to Income Taxes shall be exclusively governed by the Tax Separation Agreement.

               SECTION 8.10. Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District

Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

               SECTION 8.11. Existing Arrangements. Except as otherwise contemplated hereby or by the other Distribution Documents, all prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between the Office Systems Group and the Pitney Bowes Group shall be terminated effective as of the Distribution Date, if not theretofore terminated. No such agreements or arrangements shall be in effect after the Distribution Date unless embodied in the Distribution Documents.

               SECTION 8.12. Termination Prior to the Distribution. The Pitney Bowes Board of Directors may at any time prior to the Distribution abandon the Distribution and, by notice to Office Systems, terminate this Agreement (whether or not the Pitney Bowes Board of Directors has theretofore approved this Agreement and/or the Distribution).

               SECTION 8.13.  Termination After the Distribution.

               (a) Termination of the Agreement. Except upon the mutual consent of both parties hereto or an automatic termination as set forth in Section 8.13, this Agreement shall not be terminable until the third anniversary of the Distribution Date, and thereafter shall be terminable upon six months' prior written notice by either party to the other party. Notwithstanding the immediately preceding sentence, (i) Pitney Bowes may terminate this Agreement (but not Sections 5.02 and 7.02) at any time if Office Systems shall have failed to perform any of its material obligations under this Agreement, Pitney Bowes has notified Office Systems in writing of such failure and such failure shall have continued for a period of 60 days after receipt by Office Systems of written notice of such failure and (ii) Office Systems may terminate this Agreement (but not Sections 5.02 and 7.02) at any time if Pitney Bowes shall have failed to perform any of its material obligations under this Agreement, Office Systems has notified Pitney Bowes in writing of such failure and such failure shall have continued for a period of 60 days after receipt by Pitney Bowes of written notice of such failure. In addition, a material default by one party of its obligations under Section 7.02 will relieve the other party of its obligations under such Section 7.02, without relieving the defaulting party of any liability or obligation under such Section 7.02.

               (b) Termination of Covenant Not to Compete. Each party may, at its option, terminate the provisions of Section 7.02 effective upon or after the expiration of one year from the Distribution Date; provided that such party has given six months prior written notice of termination to the other party. Upon such termination (i) all of the provisions of the non-compete set forth in
Section 7.02 shall cease to apply to each party; (ii) the license of the name Pitney Bowes (and the associated trademarks) to Office Systems as set forth under the provisions of the Intellectual Property Agreement shall terminate, (as set forth in Section 11.04(d) of such Agreement) and (iii) the Canada Reseller Agreement shall be automatically amended, upon notice of termination, to permit Pitney Bowes Canada to source its equipment requirements from alternative suppliers and to require Office Systems to continue to fulfill its obligations to supply product, as required for an interim period not to exceed nine months from the date of such notice, during which Pitney Bowes Canada can establish alternative suppliers on acceptable terms.

               SECTION 8.14. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

               SECTION 8.15. Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

               SECTION 8.16. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

               SECTION 8.17. Specific Performance. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

               IN WITNESS WHEREOF the parties hereto have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                       PITNEY BOWES INC.



                                       By:  ------------------------------
                                            Name:
                                            Title:



                                       PITNEY BOWES OFFICE SYSTEMS, INC.



                                       By:  ------------------------------
                                            Name:
                                            Title:

                                                                   Schedule 2.01

                            Contributed Subsidiaries


None.

                                                                   Schedule 2.02

                          Specified Accrued Liabilities

ACCOUNT             DESCRIPTION
-------             -----------

10600               PAYROLL ADVANCES
13000               PREPAID INSURANCE
13010               PREPAID POSTAGE
13050               PREPAID FIELD TRAVEL EXPENSE
13060               PREPAID RENT EXPENSE
13100               PREPAID REAL ESTATE TAXES
16590               RETIREMENT PAYROLL MISC ADJUSTS
16700               RELOCATION CLEARING ACCOUNT
16720               GRP UNIV LIFE EMP DEDUCTIONS
16730               PROP 7 CAS EMP DEDUCTIONS
16740               LONG TERM CARE-EMP DEDUCTIONS
16750               LEGAL - EMP DEDUCTIONS
16760               FIN PLANNING EMP DEDUCTIONS
16860               FICA TAXES CLEARING ACCOUNT
16880               UNEMPLOYMENT INS CLEARING ACCT
16910               DEFERRED 401K & 401A
16920               SPOUSE LIFE INSURANCE
16950               PERSONAL LIFE (PRE-TAX)
16970               CHILD LIFE INSURANCE
20140               UNCLAIMED COMPENSATION
20200               EMPLOYEE SAVINGS BOND DEDUCTION
20230               EMPLOYEE STOCK PURCH INSTALLMENT
20240               EMPLOYEE UNITED FUND DEDUCTIONS
20250               EMPLOYEES CR UND DED
20260               EMPLOYEE GARNISHMENT DEDUCTIONS
20280               RET EMPL WITH - GARNISHMENTS
20290               LTD EMPL WITH - GARNISHMENTS
21100               EMPLOYEES INCOME TAX DEDUCTIONS
21120               UNEMPLOYMENT INS TAX ACCRUED
21130               FEDERAL INS CONTRIBUTION TAX
21140               OTHER SALARY TAX ACCRUED
21200               SALES AND USE TAX ACCRUED
21190               ACCRUED M M I P
21340               ACCRUED PERFORMANCE BASED COMPEN
21380               ACCRUED KE EMPL INCEN PLAN COMP
21620               PAYROLL ACCRUAL
21640               LONG TERM DISABILITY-PRE TAX



                              Schedule 2.02-Page 1

21740               LONG TERM DISABILITY-POST TAX
21300               ACCRUED COMPANY-PAID 401K CONTRIB.
21320               RESERVE FOR EARLY RETIREMENT
21630               RETIREMENT PLAN TRUST FUND
21650               EXCESS BENEFIT PLAN
21610               ACCIDENT COMPENSATION
21760               DEFERRED INCENTIVE SAVINGS PLAN
21770               PBC BONUS EXCESS PRINCIPAL
21590               RETIREMENT MEDICAL LIABILITY
21560               POST EMPLOYMENT BENEFITS LIABILITY
21580               SUPPLEMENTAL OTHER POSTEMP BENE
20170               ACCRUED INSURANCE
21290               401K PLUS
21300               401K MATCH
21900               SHARE POWER
21910               ACCRUED 401K PLUS
16930               ACCIDENTAL DEATH
16950               PERSONAL LIFE ISN.
16560               EMPLOYEE GROUP MEDICAL
16770               EMPLOYEE METROPOOL COMMUTER DEDUCTION
21230               FIELD MISCELLANEOUS TAXES



                              Schedule 2.02-Page 2

                                                                   Schedule 4.04

                              Non-Income Tax Claims

Sales, Use and Personal Property Taxes

               1.   Sales and Use Taxes

               (a) Use Taxes. In the event of an audit adjustment related to any
                   ---------
use tax payable by Pitney Bowes for any period prior to August 1, 2001, Office Systems will indemnify Pitney Bowes for the portion of such adjustment reflecting Office Systems' actual use tax liability.

               (b) Sales Taxes. In the event of an audit adjustment related to
                   -----------
any sales tax payable by Pitney Bowes for any period prior to August 1, 2001, Office Systems will indemnify Pitney Bowes for the same portion of such adjustment that the total sales tax related to the Office Systems Business for the relevant period (excluding the effect of such adjustment) bears to the total sales tax of Pitney Bowes (including the Office Systems Business) for the same period (excluding the effect of such adjustment). The relevant period referred to in the previous sentence shall be the period used by the tax auditor in determining the sales tax audit adjustment.

               2.   Personal Property Taxes

               (a) Fixed Assets Taxes. Office Systems will indemnify Pitney
                   ------------------
Bowes for any personal property taxes imposed on fixed assets that are a part of the Office Systems Business for any period prior to August 1, 2001 based on the District Office number, a plant code number or a cost center number of a particular asset.

               (b) Rental Equipment. Office Systems will indemnify Pitney Bowes
                   ----------------
for any personal property taxes imposed on rental equipment for any period prior to August 1, 2001 in an amount equal to the same portion of the total personal property taxes imposed on rental equipment that the Office Systems rental equipment summary ("Schedule C-2") value bears to the total Schedule C-2 value as determined by the April, 2000 data used in preparation of the assessed value filings.

               3.   Audit Cooperation

               In the case of any audits of taxes related to sales, use of property or possession of personal property in any period prior to August 1, 2001, Pitney Bowes shall control such audits, provided that Pitney Bowes shall keep Office Systems fully informed of all material developments and shall permit Office


                              Schedule 4.04-Page 1

Systems a reasonable opportunity to participate in the resolution of any audit-related issues.





                              Schedule 4.04-Page 2

                                                                   Schedule 5.01

                                Employee Matters

               SECTION 1. General. Except as otherwise set forth in this
Schedule 5.01, (a) Pitney Bowes shall retain (i) any and all liabilities relating to or arising out of any employee benefit or compensation arrangement sponsored, maintained or contributed to by any member of the Pitney Bowes Group (a "Plan") in respect of any employee or former employee of any member of the Pitney Bowes Group who is not a Transferred Employee (as hereinafter defined), and (ii) any and all liabilities relating to or arising out of any Plan in respect of all Transferred Employees that were incurred or are otherwise related to any period prior to and including the Distribution Date and

               (b) Pitney Bowes shall have no liability relating to or arising out of any Plan or otherwise in respect of Transferred Employees to the extent that any such liability is incurred or otherwise relates to any period after the Distribution Date.

               SECTION 2. Employees. With respect to each individual who, as of the Distribution Date, is employed (including persons absent from active service by reason of Short Term Disability or Long Term Disability, as hereinafter defined, or absent for reasons not relating to disability, whether paid or unpaid) in the Office Systems Business ("Transferred Employees"), Office Systems shall cause the employment of each Transferred Employee to be continued on the Distribution Date, provided that nothing stated herein shall limit the right of Office Systems or any Subsidiary to terminate the employment of any Transferred Employee following the Distribution Date or to reduce or otherwise modify the position, responsibilities, compensation or benefits of any Transferred Employee at any time. The employee benefit plans and arrangements maintained by Office Systems shall give full service credit for purposes of eligibility and vesting (and in connection with any vacation policy, for purposes of determining the level of benefit) for any service on or prior to the Distribution Date of a Transferred Employee with any member of the Pitney Bowes Group. For purposes of this Agreement, (i) "Short Term Disability" shall mean a condition with respect to which an employee is receiving benefits, as of the Distribution Date, under the Pitney Bowes Short Term Disability Plan, and (ii) "Long Term Disability Benefits" shall mean benefits under the Pitney Bowes Long Term Disability Plan.





                              Schedule 5.01-Page 1

               SECTION 3.  Qualified Retirement Plans.

             (a) (i) Pitney Bowes Pension Plan. Effective as of the Distribution
                     -------------------------
Date, Transferred Employees (other than Transferred Employees whose age and service totaled more than 50 as of September 1, 1997, referred to herein as "Transition Credit Employees") shall cease accruals under the Pitney Bowes Pension Plan ("Pension Plan"). Subject to Section 3(a)(ii) hereof, Transferred Employees who have met the Pension Plan's requirements for commencement of payment of their Pension Plan benefits may begin to receive such benefits following the Distribution Date (it being understood that in some cases commencement of benefit payments will be required) in accordance with Pension Plan provisions.

                 (ii) Transition Credit Employees. Transition Credit Employees
                      ---------------------------
               shall continue to participate in the Pension Plan following the Distribution for up to 3 years from the Distribution Date unless a proper election is made to receive a distribution from the Plan. Transition Credit Employees shall be eligible to receive a distribution of their Pension Plan accruals in accordance with Pension Plan provisions. Any Transition Credit Employee who continues to participate in the Pension Plan following the Distribution Date shall do so on the same terms and conditions as other Pitney Bowes employees and shall have their service and pensionable compensation with the Office Systems Group taken into account in determining their benefit under the Pension Plan. The rights and benefits of Transition Credit Employees under the Pension Plan shall be set forth in the special amendment to the Pension Plan intended to specifically govern such rights and benefits, consistent with the provisions hereof, effective as of the Distribution Date.

                (iii) Transferred Employees with at Least One and Less than 5
                -------------------------------------------------------------
               Years of Service. Transferred Employees who have completed at
               ----------------
               least one and less than 5 years of service as of the Distribution Date ("Short Service Employees") shall have their period of employment with the Office Systems Group credited towards completion of the applicable vesting schedule under the Pension Plan with full vesting occurring no later than December 31, 2003, subject to their continued employment with Office Systems. Transferred Employees who have not completed one year of service as of the Distribution Date shall not be eligible to participate in the Pension Plan and shall not have their periods of employment at the Office Systems Group credited under the Pension Plan for any purpose. The accrued benefit, if any, under the Pension Plan of Short Service Employees shall not increase on account of future service and compensation with the Office Systems Group.


               specifically govern such rights and benefits, consistent with the terms hereof, effective as of October 1, 2000.


                              Schedule 5.01-Page 2

                 (iv) No Transfer of Pension Plan Assets and Liabilities. No
                      --------------------------------------------------
               assets or liabilities of the Pension Plan shall be transferred to or assumed by any member of the Office Systems Group in connection with the Distribution. No member of the Office Systems Group shall make any contributions to Pitney Bowes with respect to the Pension Plan.

                 (v) No Office Systems Pension Plan. No member of the Office
                     ------------------------------
               Systems Group shall be required, or have any obligation, to sponsor a defined benefit plan on or after the Distribution Date.

           (b) Pitney Bowes 401(k) Plan. (i) Prior to the Distribution
               ------------------------
Date, Office Systems shall establish a defined contribution plan (the "OS 401(k) Plan") for the benefit of Transferred Employees, shall take all necessary action, if any, to qualify such Plan under Section 401(a) and (k) of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below.

                 (ii) As soon as practicable following the Distribution Date,
               Pitney Bowes shall cause the trustee of the Pitney Bowes 401(k) Plan (the "PB 401(k) Plan") to transfer in the form of cash (except to the extent otherwise provided below) the full account balances of Transferred Employees (and beneficiaries thereof) under the PB 401(k) Plan to the appropriate trustee as designated by Office Systems under the trust agreement forming a part of the OS 401(k) Plan; provided, however, that the portion of any such account to which shares of Pitney Bowes common stock or Office Systems common stock is credited or to which an outstanding plan loan exists shall be transferred in kind to the OS 401(k) Plan. As of the date of transfer, the account balances of the Transferred Employees shall be credited with appropriate earnings attributable to the period from the Distribution Date to the date of transfer described herein or shall have been reduced by any necessary benefit or withdrawal payments to or in respect of Transferred Employees occurring during the period from the Distribution Date to the date of transfer described herein.

                (iii) In consideration for the transfer of assets described herein, Office Systems, shall, effective as of the date of transfer described herein, assume all of the obligations of Pitney Bowes in respect of the account balances accumulated by Transferred Employees under the PB 401(k) Plan (exclusive of any portion of such account balances that are paid or otherwise withdrawn prior to the date of transfer described herein) with respect to the account balances transferred to the OS 401(k) Plan. Pitney Bowes hereby indemnifies Office Systems against and agrees to hold it

                              Schedule 5.01-Page 3
               harmless from any liabilities or claims (including claims for benefits or for breach of fiduciary duties, but excluding claims for benefits to the extent of the assets transferred hereunder) relating to the PB 401(k) Plan (or the qualified status of that Plan) that arose prior to the transfer of assets described herein or that relate to the operation or administration of such Plan prior to the transfer of assets. Office Systems hereby indemnifies Pitney Bowes against and agrees to hold it harmless from any liabilities or claims relating to the qualified status of the OS 401(k) Plan or the operation or administration of such Plan following the transfer of assets described herein.

                 (iv) The rights and benefits of Transferred Employees under the
               PB 401(k) Plan shall be set forth in a special amendment to such Plan, consistent with the foregoing, effective as of the Distribution Date.

               SECTION 4.  Welfare Benefit Plans.

               (a) Welfare Plans. (i) For the period from the Distribution Date
                   -------------
through December 31, 2001 ("Benefit Transition Period"), Pitney Bowes shall continue to provide benefits for Transferred Employees (and their eligible spouses and dependants) to the extent provided to such individuals immediately prior to the Distribution Date under its medical plan, dental plan, long-term disability plan, short-term disability policy, life insurance plan and accidental death and dismemberment plan ("Pitney Bowes Welfare Plans"). Office Systems shall promptly reimburse Pitney Bowes for the costs of such benefits incurred during the Benefit Transition Period as follows:

                                        (A) Office Systems shall transfer to an
                             account designated by Pitney Bowes a cash amount, based on historical claim levels, on the first day of October 2001, November 2001, December 2001, January 2002 and February 2002 as stipulated in writing by Pitney Bowes to cover the payment of claims by Transferred Employees and their eligible spouses and dependants incurred under the Pitney Bowes Medical Plan and Pitney Bowes Dental Plan during the Benefit Transition Period. No later than December 31, 2002, if the actual claims incurred for these individuals during the Benefit Transition Period are less than the aggregate estimated payments described above, Pitney Bowes shall transfer to Office Systems an amount equal to the excess, and if the actual claims incurred for such period are greater than the aggregate estimated payments, Office Systems shall transfer in cash an amount equal to the underpayment.

               SECTION 8. Severance. The continued employment by the Office Systems Group of Transferred Employees after the Distribution Date shall not be deemed a


                              Schedule 5.01-Page 4

                                        (B) As soon as practicable following the
                             Distribution Date, Pitney Bowes shall cause any Transferred Employee who was receiving benefits under the Pitney Bowes Long Term Disability Plan to be covered by UNUM, or other replacement carrier, such that following such transfer of coverage, neither Pitney Bowes nor Office
                             Systems will be responsible or liable for the income replacement benefits which would otherwise be provided by the Pitney Bowes Long
                             Term Disability Plan. In addition, as soon as practicable following December 31, 2001, Pitney Bowes shall cause any Transferred Employee who becomes entitled to benefits under the Pitney
                             Bowes Long Term Disability Plan during the
                             Benefit Transition Period to be covered by UNUM, or other replacement carrier, such that following such transfer of coverage, neither
                             Pitney Bowes nor Offices Systems will be responsible or liable for the income replacement benefits which would otherwise be provided by the Pitney Bowes Long Term Disability Plan.
                             Office Systems shall reimburse Pitney Bowes in cash on the last day of September 2001, October 2001, November 2001 and December 2001, an amount equal to the income replacement benefits provided to Transferred Employees who become eligible for such benefits under the Pitney
                             Bowes Long Term Disability Plan.

                                        (C) Office Systems shall provide to
                             Transferred Employees who are receiving income replacement benefits under the Pitney Bowes Long Term Disability Plan as of the Distribution Date medical benefits which are comparable, in terms of coverage and cost sharing arrangements, to the medical benefits provided to active Transferred Employees for a period of three years following the Distribution Date.

                             (ii) As of December 31, 2001, Office Systems will
               cease participation in the foregoing Pitney Bowes Welfare Plans and will establish or designate welfare plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, for the benefit of Transferred Employees (the "Replacement Welfare Plans"). Claims incurred by Transferred Employees on and after January 1, 2002 shall be the responsibility of the Replacement Welfare Plans.

                             (iii) During the Benefit Transition Period, Pitney
               Bowes shall provide coverage and benefits for Transferred Employees and their beneficiaries under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 and
               Section 4980B of the Code and Office

                              Schedule 5.01-Page 5

               Systems shall reimburse to Pitney Bowes the cost of providing such benefits. For periods beginning after the Benefit Transition Period, Office Systems shall assume full responsibility for the provision of such benefits and Pitney Bowes shall have no liability therefor.

               (b) Retiree Medical Plan. As of the Distribution Date,
                   --------------------
Transferred Employees shall not be eligible, or become eligible, to participate in or receive benefits under the Pitney Bowes Retiree Medical Plan (the "Retiree Medical Plan") except as set forth below:

                  (i) 55/10 on the Distribution Date: Any Transferred Employee
                      ------------------------------
               who has completed at least 10 years of service with Pitney Bowes on or after attainment of age 45 and has attained at least age 55 as of the Distribution Date (each such Transferred Employee is referred to as an "Eligible Transferred Employee" and is listed on Schedule 5.4(b)(i) hereto) shall be entitled to participate in the Retiree Medical Plan following termination of employment from Office Systems. Each Eligible Transferred Employee's participation in the Retiree Medical Plan shall be subject to the terms and conditions of such Plan as in effect at the time such Employee claims benefits thereunder (other than the requirements relating to eligibility to participate in such Plan), including provisions of such Plan regarding the ability of Pitney Bowes to amend, modify and terminate such Plan.

                 (ii) 55/10 within 3 years of the Distribution Date: Any
                      ---------------------------------------------
               Transferred Employee who has (x) completed at least 10 years of service with Pitney Bowes and Office Systems on or after attainment of age 45 within 3 years of the Distribution Date and
               (y) has attained age 55 within 3 years of the Distribution Date ("Qualified Transferred Employee") shall be entitled to participate in the Retiree Medical Plan following termination of employment from Office Systems. Each Qualified Transferred Employee's participation in the Retiree Medical Plan shall be subject to the terms and conditions of such Plan as in effect at the time such Employee claims benefits thereunder including any requirements relating to eligibility to participate in such Plan and Pitney Bowes' right to amend, modify or terminate such Plan. For example, if the eligibility requirements at the time such Employee terminates employment from Office Systems and seeks benefits under such Plan are age 60 with 15 years if service, such Qualified Transferred Employee must satisfy such 60/15 requirements.

                (iii)     At least age 45:  Any Transferred Employee who is at
                          ---------------

               least age 45 on the Distribution Date and (x) attains age 55 and
               (y) completes at

                              Schedule 5.01-Page 6
               least 10 years of service with Pitney Bowes and Office Systems on or after attainment of age 45 and who is not covered in the above eligibility groups shall be entitled to participate in the Retiree Medical Plan as provided hereinafter. Such Transferred Employee shall pay the entire cost of such coverage as determined by Pitney Bowes. Such Transferred Employee's participation in the Retiree Medical Plan shall be subject to the terms and conditions of such Plan as in effect at the time such Transferred Employee claims benefits thereunder, including any requirements relating to eligibility to participate in such Plan and Pitney Bowes' right to amend, modify or terminate such Plan.

               SECTION 5. Workers Compensation. Office Systems shall be responsible for all workers compensation obligations related to claim events occurring on or after the Distribution Date, with respect to any employee or former employee of the Office Systems Business, including, but not limited to, any Transferred Employee. Pitney Bowes shall be responsible for all workers compensation obligations related to claim events occurring prior to the Distribution Date with respect to any employee or former employee of the Office Systems Business, including, but not limited to, any Transferred Employee.

               SECTION 6.  Stock-Based Plans.

               (a) Pitney Bowes Stock Plan. Pitney Bowes and Office Systems
                   -----------------------
shall use their reasonable best efforts to take all actions necessary or appropriate so that each Transferred Employee who has been granted options on the common stock of Pitney Bowes pursuant to the Pitney Bowes Stock Plan and who has outstanding options as of the Distribution Date shall have such options equitably adjusted to reflect a change in the fair market value of Pitney Bowes following the Distribution Date. In addition, such Transferred Employees shall be granted options on the common stock of Office Systems under the Office Systems Stock Plan following the Distribution Date with an intrinsic value intended to make up for the reduced intrinsic value occurring by reason of their Pitney Bowes options being adjusted. Transferred Employees shall not receive any further grants of Pitney Bowes stock options following the Distribution Date. For purposes of Pitney Bowes stock options granted to Transferred Employees described herein, service with Office Systems will be recognized to satisfy any vesting schedule with respect to such options that has not been satisfied as of the Distribution Date. The Distribution will not result in a termination of employment or otherwise be considered an exercise or forfeiture event under such Plan or option award agreement. However, termination of employment from Office Systems will be treated as a termination event under such Plan or option award agreement. In any event, the rights and benefits of Transferred Employees under the Pitney Bowes Stock Plan shall be set forth in the special amendment to such Plan intended to specifically govern such rights and benefits, consistent with the terms hereof, effective as of October 1, 2000.

                             Schedule 5.01-Page 7

               (b) Employee Stock Purchase Plan. Transferred Employees shall
                   ----------------------------
cease participation in the Pitney Bowes Employee Stock Purchase Plan as of the Distribution Date and shall have their payroll deductions as of such date paid to them in accordance with the terms of such Plan. Transferred Employees shall not participate in such Plan following the Distribution Date.

               SECTION 7. Bonus and Profit Incentive Plans.

               (a) PBC and Annual Incentive Awards. Any Transferred Employee who
                   -------------------------------
is eligible for incentive compensation pursuant to the Pitney Bowes Performance Based Compensation Program or who is eligible for incentive compensation under the Pitney Bowes Key Employees' Incentive Plan shall have any such incentive compensation paid to him or her as soon as practicable following the Distribution Date. Any payments referred to in the preceding sentence shall be paid by Pitney Bowes and based on the period of employment with Pitney Bowes during calendar year 2001 through the Distribution Date and shall be further based on the evaluation criteria customarily applied pursuant to the respective incentive pay Program or Plan in which the Transferred Employee participates. Transferred Employees shall not participate in any such Pitney Bowes Program or Plan following the Distribution Date.

               (b) CIUs. Any Transferred Employee who is eligible for cash
                   ----
incentive units ("CIUs") under the Pitney Bowes Long Term Incentive Program shall have the value of his or her CIUs paid in cash in accordance with the terms and conditions of such Program based on the number of completed months of service with Pitney Bowes during each 36 month CIU cycle and on the extent that performance-based targets associated with the CIUs are achieved. Any such CIU shall be paid to each eligible Transferred Employee at the time other participants in the CIU program receive their payments based on the completion of a 36 month cycle. For purposes of this prorated calculation, the targeted payout shall be multiplied by a fraction, the numerator of which is the Transferred Employee's total number of completed months of active service with the relevant Group during the particular CIU cycle through the Distribution Date and the denominator of which is 36. Transferred Employees shall not participate in such Program following the Distribution Date.

               (c) Excluded Arrangements. Mr. Marc C. Breslawsky entered into a
                   ---------------------
Separation Agreement with Pitney Bowes effective as of October 27, 2000 and a related letter agreement of the same date (collectively, the "MB Agreements") in which his rights and obligations under certain plans and arrangements of Pitney Bowes, identified therein, are separately described. Pitney Bowes and Offices Systems agree that, in the case of Mr. Breslawsky, the MB Agreements shall not be affected by, and shall supersede any contrary provisions of, this Distribution Agreement.


                             Schedule 5.01 -Page 8

               SECTION 8. Severance. The continued employment by the Office Systems Group of Transferred Employees after the Distribution Date shall not be deemed a severance of employment of such Transferred Employees from Pitney Bowes for purposes of any policy, Plan, program or agreement of Pitney Bowes or any of its Subsidiaries that provides for the payment of severance, salary continuation or similar benefits.

               SECTION 9. Deferred Compensation. Pitney Bowes shall retain as of the Distribution Date all of the obligations and liabilities of Pitney Bowes and any of its Affiliates (including, without limitation, office systems as a division thereof) for any Transferred Employee under all non-qualified deferred compensation and retirement plans of Pitney Bowes and its Affiliates and any reserve or accrual in respect of such Transferred Employees shall be retained by Pitney Bowes.

               SECTION 10. No Third Party Beneficiaries. Neither Transferred Employees nor any current, former or retired employee of the Pitney Bowes Group shall be entitled to enforce the provisions of this Schedule 5.01 against the respective parties as third party beneficiaries thereof.


                             Schedule 5.01 -Page 9

                                 SCHEDULE 8.04
                                   INSURANCE
Occurrence Policies
Comprehensive Automobile Liability*
Commercial General/Products Liability*
Workers' Compensation and Employers Liability*
Aircraft Liability (Non-Owned)
Financial Services Excess Umbrella
International Excess and Difference-In-Conditions
HealthCare Purchases Professional Liability
Property (Global) including Ocean Cargo
Travel Accident
Umbrella (Excess) Liability

*Accruals have been established to cover deductibles

Claims Made Policies
Specialty Errors & Ommissions Liability
Employment Practices Liability
Executive Risk Policies
        Directors & Officers Liability
        Fiduciary Liability
        Kidnap/Ransom and Extortion
        Outside Directorship
Excess Directors & Officers Liability
Excess Fiduciary Liability
Pollution and Remediation Legal Liability (3rd Party Dispositions)


                             Schedule 8.04 -Page 1